Exhibit 99.1
Press Release

Press Contact:  Bob McMullan
                Chief Financial Officer
                GlobeSpan, Inc.
                + 1-732-345-7558


   GlobeSpan Announces Private Offering of its Convertible Subordinated Notes


          Red Bank, New Jersey - May 7, 2001 -- GlobeSpan, Inc. (NASDAQ: GSPN) today announced the private placement of $130 million of its 5-1/4% Convertible Subordinated Notes due 2006. This offering, which was made through an initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, is expected to close on May 11, 2001.

          GlobeSpan has granted the initial purchaser a 30-day option to purchase an additional $20 million in aggregate principal amount of notes to cover over-allotments. The notes are convertible into GlobeSpan's common stock at a conversion price of $26.67 per share, subject to adjustment in certain circumstances. GlobeSpan has agreed to file a registration statement for the resale of the notes and common stock issuable upon conversion of the notes within 90 days after the closing of the offering.

          GlobeSpan expects to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and possible acquisitions.

          This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The convertible subordinated notes and common stock into which the notes are convertible have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          Except for historical information contained herein, this press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 that involves significant risks and uncertainties, and is subject to the safe harbors created by this section. Actual results may differ materially. Factors that might cause a difference include, but are not limited to, customer implementation plans, risks of price competition among DSL chip set suppliers, risks of customer loss or decreases in purchases by significant customers, risks of dependence upon third-party suppliers, risks of integrating acquisitions, risks due to rapid changes in the market for DSL chip sets, market acceptance of new products, ability of telecommunication service providers to market and sell DSL services, uncertainties concerning continued the impact of competitive products, risks due to limited protection of our intellectual property, uncertainties concerning continued service of our key employees and general market conditions. We refer you to the documents GlobeSpan files from time to time with the Securities and Exchange Commission, in particular the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000, and other reports and filings made with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly the forward-looking information contained in this press release or in the earnings conference call for any reason.